EXHIBIT 10.8

ZIONS BANCORPORATION
FIRST RESTATED EXCESS BENEFIT PLAN
Effective as of January 1, 2005

1

ZIONS BANCORPORATION
FIRST RESTATED EXCESS BENEFIT PLAN
(Effective January 1, 2005)

ARTICLE I
INTRODUCTION

1.1    Continuation of Existing Plan Benefits. Zions Bancorporation previously established the Zions Bancorporation Deferred Compensation Plan effective as of January 1, 2001, which Plan was restated in its entirety effective January 1, 2003 (“Deferred Compensation Plan”). Effective January 1, 2004 certain benefits previously provided in the Deferred Compensation began to be provided instead through this Plan. It is a purpose of this January 1, 2005 First Restatement to have those amounts which were 100% vested and credited to a Benefit Account in this Plan prior to January 1, 2005 (“409A Grandfather Amounts”) be governed by the applicable laws and rules governing deferred compensation arrangements, prior to the enactment of Section 409A of the Code (“409A”) together with the provisions of the January 1, 2004 version of this Plan (“Prior Plan”). Notwithstanding the foregoing, there shall only be one Plan which will include a Benefit Account for 409A Grandfather Amounts and a Benefit Account for post December 31, 2004 benefits. Accordingly, the provisions of the Prior Plan shall govern that portion of a Participant’s Benefit Account which consists of 409A Grandfather Amounts. Unless specifically provided herein, the provisions of this restated Plan Document where different from the Prior Plan shall apply only to amounts credited and 100% vested to a Benefit Account after December 31, 2004. If the application of any provision of this Plan document would constitute a “material modification” with respect to 409A Grandfather Amounts under guidance issued by the Service under 409A, then such provision will not be applied to any 409A Grandfather Amounts and the provision of the Prior Plan will control. By this document the Prior Plan is restated and revised as of the Effective Date and to read as set forth hereafter.

1.2    Purpose of Plan. Zions Bancorporation has established this Plan as a means to continue providing certain benefits to select employees which were previously provided through the Deferred Compensation Plan. Zions Bancorporation intends to maintain the Plan primarily for the purpose of providing benefits for a select group of management or highly compensated employees, within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended. The Plan will be interpreted in a manner consistent with these intentions.

1.3    Combined Plans and Successor Plan. With the Deferred Compensation Plan as restated effective January 1, 2003, Zions Bancorporation combined and merged certain other plans which also provided for deferred compensation. The plans which were combined and merged into the Deferred Compensation Plan (and jointly referred to hereafter as the “Merged Plans”) were:

2

Zions Bancorporation Deferred Compensation Plan for Value-Sharing Participants
Zions Bancorporation Executive Management Plan (“SERP”)
Grossmont Bank Deferred Compensation Plan for Key Employees

Those portions of the Merged Plans which provided for continuing contributions from the Company (as hereafter defined) and which were preserved in the Deferred Compensation Plan (including all related benefits and liabilities) were transferred to and assumed by this Plan, which was created by the Company for that purpose. From and after the January 1, 2004 no further benefits attributable to Company contributions are available from or accrue under the Deferred Compensation Plan. All benefits previously provided under the Deferred Compensation Plan which were attributable to Company contributions shall only be payable by and available from this Plan according to its terms, regardless of the time or manner such benefits may have been previously payable under the Merged Plans or the Deferred Compensation Plan.

ARTICLE II
DEFINITIONS

Definitions are contained in this article and throughout other sections of the Plan. The location of a definition is for convenience only and should not be given any significance. A word or term defined in this article (or in any other article) will have the same meaning throughout the Plan unless the context clearly requires a different meaning.

2.1    Base Salary means the employee’s base salary paid for each payroll period, including any periodic payment which constitutes a draw or advance against future potential commission payments, and (ii) in the case of an employee whose compensation from the Company contains a commission element, the amount of the commission as paid, excluding any draw or advance received, and without regard to any Bonus(es) or other additional amount(s) paid or payable to the employee.

2.2    Beneficiary means the individual(s) or entity(ies) designated by a Participant, or by the Plan, to receive any benefit payable upon the death of a Participant or Beneficiary. A Beneficiary designation must be signed by the Participant and delivered to the Committee on a form specified by the Committee for that purpose. In the absence of a valid or effective Beneficiary designation, the Beneficiary will be the Participant’s surviving spouse, or if there is no surviving spouse, the Participant’s estate.

2.3    Board means the Board of Directors of the Company.

2.4    Bonus means any periodic or non-periodic payment to the Participant which is not part of the Participant’s Base Salary, including incentive pay, discretionary bonuses and any amount denominated and paid by the Company as a value sharing payment, and which is not otherwise excluded from the definition of Compensation contained in this Plan. For purposes of this Section “discretionary bonus” means any one time annual payment (typically paid in February of each year) and not included in any incentive plan, “incentive pay” means any payment (excluding commissions)

made to compensate for meeting established goals or production levels set forth in documented performance plans and value sharing payments means monies paid according to long term based (more than one year) plans.

2.5    Code means the Internal Revenue Code of 1986, as amended from time to time.

2.6    Committee means the Zions Bancorporation Benefits Committee. The Committee will serve as the “plan administrator” to manage and control the operation and administration of the Plan, within the meaning of ERISA Section 3(16)(A).

2.7    Company means Zions Bancorporation, any successor of Zions Bancorporation, and any subsidiary or affiliate of Zions Bancorporation which elects, with the approval of Zions Bancorporation, to become a participating employer under this Plan. Regardless of the adoption of or participation in this Plan by one or more affiliates of Zions Bancorporation, all rights, duties and responsibilities for operation of this Plan, including all rights reserved to amend, alter, supplement or terminate this Plan, shall remain exclusively with and be exercised solely by the Board of Directors of Zions Bancorporation, unless such rights or duties are specifically allocated or assigned under this Plan to the Committee or by Zions Bancorporation to one or more participating employers.

2.8    Compensation means the employee’s Base Salary, Bonus(es) and any amounts withheld by salary reduction under Code §§125 or 401(k), or under the Deferred Compensation Plan. Compensation excludes any other form of remuneration paid or payable to an Eligible Employee, such as restricted stock, stock options, proceeds from stock options or stock appreciation rights, severance payments, moving expenses, car or other special allowances, and any other amounts, whether or not included in an Eligible Employee’s taxable income. Company contribution credits under Article IV shall be computed before taking into account any reduction in an Eligible Employee’s Compensation by salary reduction election under Code §§125 or 401(k), or deferral election under the Deferred Compensation Plan.

2.9    Benefit Account means a bookkeeping account established for and maintained on behalf of a Participant, which shall include and credit all amounts previously credited to the Participant under any of the Merged Plans as well as all amounts attributable to Company contributions and credited under the Deferred Compensation Plan as of December 31, 2003. To determine the amount to be credited under this Plan based upon the Participant’s benefit under the SERP as of the day before that amount was transferred to the Deferred Compensation Plan, this Plan shall calculate the lump sum present value on that date of the Participant’s accrued benefit, as defined in section 3.1 of the SERP. For this purpose this Plan shall utilize the actuarial factors described in the Zions Bancorporation Pension Plan (“Pension Plan”) as applicable when calculating lump sum payment amounts. The Benefit Account shall also include net income (or losses) thereon, as have been credited under the Deferred Compensation Plan and are credited under this Plan.

2.10    Deferred Compensation Plan means the Zions Bancorporation Restated Deferred Compensation Plan, as restated effective January 1, 2004 as amended from time to time. The

Deferred Compensation Plan shall provide benefits to certain Eligible Employees as determined through their deferral of Compensation.

2.11    Disability means a Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company.

2.12    Effective Date means January 1, 2005, the date this Plan, as restated, shall be effective. The Prior Plan was effective January 1, 2004. The original effective date of the Deferred Compensation Plan is January 1, 2001. Notwithstanding the foregoing, unless specifically provide herein, amounts deferred and vested under the this Plan, the Prior Plan or the Deferred Compensation Plan prior to January 1, 2005 shall not be subject to any amendments with an effective date subsequent to December 31, 2004

2.13    Eligible Employee means a common law employee of the Company who:

(a)    on the day before to January 1, 2004 was a participant in the Deferred Compensation Plan; or

(b)    has or is projected to have Compensation in excess of $90,000 for the Plan Year commencing on the January 1, 2004 and for any Plan Year thereafter (or such greater dollar amount as determined and announced by the Committee from year to year); and

(c)    having satisfied (a) or (b), is identified by the Committee and designated as eligible to participate in the Plan;

For purposes of determining as of any given date whether the Eligible Employee’s Compensation will satisfy (b) above, the Committee may project the Eligible Employee’s current rate of Compensation on a Plan Year basis. The Committee may adjust the dollar amount in (b) above from year to year consistent with any index selected by the Committee for this purpose, without further written amendment to this Plan. Except as otherwise provided in Section 3.1 (concerning an individual who ceases to be an Eligible Employee), an individual’s status as an Eligible Employee for a Plan Year shall be determined immediately prior to the first day of the Plan Year. An individual’s status who becomes an Eligible Employee on or after the first day of a Plan Year but prior to the next calendar quarter shall be determined prior to that calendar quarter. Notwithstanding the foregoing, the Committee may determine in writing that an otherwise Eligible Employee shall not be eligible to participate in this Plan.

2.14    ERISA means the Employee Retirement Income Security Act of 1974, as amended.

2.15    Hardship means an unforeseeable emergency which is a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s beneficiary, or the Participant’s dependent (as defined in section 152 of the Code without regard to section 152(b)(1), (b)(2) and (d)(1)(b)); loss of the Participant’s property due to casualty (including a need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. For example, the imminent foreclosure of or eviction from the Participant’s primary residence may constitute an unforeseeable emergency. In addition, the need to pay medical expenses, including nonrefundable deductibles, as well as for the costs of prescription drug medication may constitute an unforeseeable emergency. Finally, the need to pay for the funeral expenses of a spouse, a beneficiary, or a dependent (as defined in section 152 of the Code without regard to section 152(b)(1), (b)(2) and (d)(1)(b)) may also constitute an unforeseeable emergency. Generally the purchase of a home or the payment of college tuition are not unforeseeable emergencies. Whether a Participant is faced with an unforeseeable emergency is to be determined based on the relevant facts and circumstances of each case, but, in any case, a distribution on account of unforeseeable emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of assets would not cause severe financial hardship, or by cessation of deferrals under the plan. A Hardship and any resulting distribution will be determined in accordance with section 409A of the Code and guidance issued by the Service there under. The Committee will have sole discretion to determine whether a Hardship condition exists and the amount of the distribution. The Committee’s determination will be final.

A Participant must submit a written request for a distribution based on Hardship to the Committee on the form and in the manner prescribed by the Committee. The Hardship request must: (i) describe and certify the Hardship condition substantiating the severe unforeseeable emergency and all circumstances necessary to meet the definition of Hardship; (ii) state the amount the Participant requests as a withdrawal of all or a portion of his Deferral Account; and (iii) demonstrate the amounts requested to be distributed do not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay any federal, state, local, or foreign income taxes or penalties reasonably anticipated as a result of the distribution. Determinations of amounts necessary to satisfy an emergency must take into account any additional compensation that will be made available due to the restriction on further deferrals set forth below in this Section. The Committee will have sole discretion to determine whether a Hardship exists and to determine the appropriate action, if any, provided however, in no event will the Committee approve a Hardship distribution request for expenses related to any medical condition or expenses related to the death of any person unless the request for distribution is submitted to the Committee and approved by the Committee for Hardship distribution prior to the date on which the expense is incurred. The Committee, in its sole discretion, may make exception to the foregoing rule if it determines that the circumstances creating the expense for which reimbursement is sought were not reasonably foreseeable. Regardless of whether the Participant desires to reduce or cease any Compensation amounts to be deferred after the Hardship request is made, the Participant will be precluded from deferring Compensation for the remainder of the Plan Year in which a Hardship is approved by the Committee.

2.16    Insolvent means the Company is (i) unable to pay its debts as they become due or (ii) subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

2.17    Investment Options means the investments designated by the Committee as the basis for determining the earnings return to be allocated to Participants’ Benefit Accounts. The Committee may change Investment Options at such times as it deems appropriate.

2.18    Participant means an Eligible Employee who is eligible to participate in the Plan as provided in Section 3.1 and who is entitled to Company contribution credits under Article IV.

2.19    Plan means the Zions Bancorporation First Restated Excess Benefit Plan, as set forth in this document, as amended from time to time.

2.20    Plan Year means the Company’s fiscal year, beginning January 1 and ending December 31.

2.21    Retirement Age means, while employed by the Company, attainment of age 55 with 10 Years of Service (“Early Retirement Age”), or attainment of age 65, without regard to Years of Service.

2.22    Year of Service means, with respect to a Participant, a calendar year during which the Eligible Employee was in full time employment with the Company for the entire year. Full time employment shall be determined according to the rules adopted and utilized by the Company to classify full time employees.

2.23    Separation from Service means a Participant who is an employee of the Company has died, retired or otherwise has a Termination of Employment. However, the employment relationship is treated as continuing intact while the employee is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the individual retains a right to reemployment with the Company under an applicable statute or by contract. A leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the employee will return to perform services for the Company. If the period of leave exceeds six months and the individual does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the employee to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29 month period may, at the Company’s discretion, be substituted for such six month period.

Section 2.24     Termination of Employment occurs when the facts and circumstances indicate that an employee and the Company reasonably anticipate that no further services would be performed after a certain date (whether as an employee or as an independent contractor) or that the level of bona fide services the employee would perform after such date (whether as an employee or an independent contractor) would permanently decrease to no more than 40 percent of the average level of bona fide services performed (whether as an employee or independent contractor) over the immediately preceding 36 month period (or the full period services to the Company if the employee has been providing services to the Company less than 36 months) and in accordance with applicable guidance issued by the Internal Revenue Service.

ARTICLE III
PARTICIPATION

3.1    Eligibility. An Eligible Employee of the Company shall participate in the Plan only to the extent and for the period that the Eligible Employee satisfies the definition of Eligible Employee in this Plan, is selected by the Committee to participate and is a member of a select group of management or highly compensated employees, as such group is described under Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. An individual who is an Eligible Employee as of the first day of the Plan Year but who ceases to be an Eligible Employee during the Plan Year shall terminate participation as of the end of the Plan Year. The Participant shall not be permitted to re-enter the Plan unless and until the individual again becomes an Eligible Employee.

ARTICLE IV
COMPANY CONTRIBUTION CREDITS

4.1    Limited Company Contributions. Except as specifically provided in this Article IV the Company shall not make or credit any contributions to the Plan.

4.2    Vesting. Except as otherwise provided in this Section, a Participant’s interest in the amounts in his or her Benefit Account attributable to (i) Company contribution credits made pursuant to this Article IV, and (ii) any earnings credited to the Participant’s Benefit Account pursuant to Section 5.6, shall be at all times fully vested and nonforfeitable. Notwithstanding the foregoing, the following amounts credited to a Participant’s Benefit Account, including earnings thereon, shall be subject to the vesting and forfeiture provisions outlined hereafter:

(a)	all amounts which have been credited under this Plan based upon the Participant’s benefit credited under the SERP as of December 31, 2002;

(b)	all amounts which have been credited under this Plan based upon the Participant’s benefit credited under the Grossmont Bank Deferred Compensation Plan for Key Employees as of December 31, 2002;

(c)	all amounts which are credited under Section 4.3; and

(d)    all amounts which are credited under Section 4.4.

The amounts described in (a), (c) and (d), including earnings thereon, shall become vested under the same rules which apply to accrued benefits under the Pension Plan, without regard to whether the Pension Plan would be treated as a frozen plan or otherwise deemed to provide fully vested benefits due to its current status. The amounts described in (a), (b), (c) and (d), including earnings thereon, shall also be subject to immediate forfeiture and loss (without regard to prior vested status or whether payment of such amounts has commenced under Article 6) if any of the following events occurs:

(e)	the Company terminates the Participant’s employment for any act of willful malfeasance, gross misconduct or gross negligence in the performance of his or her duties; or

(f)	the Participant enters into competition with the Company without the prior written permission of the Board of Zions Bancorporation.

4.3    SERP Participants Company Contribution Credit. An Eligible Employee who has a Benefit Account in the Plan by virtue of his or her participation in the SERP on December 31, 2002 (“SERP Participant”) shall continue to receive Company contribution credits under this Plan on an annual basis from and after January 1, 2004 according to the following rules, as applicable.

(a)
Great Grandfather Benefits. A SERP Participant who continues to receive a benefit accrual under Section 4.4 of the Pension Plan shall receive Company contribution credits to his or her Benefit Account at a rate equal to the actuarial equivalent of the annual benefit accrual under the Pension Plan, but only on the amount of Compensation (as defined in this Plan) which exceeds the level taken into account under the Pension Plan.

(b)
Grandfather Benefits. A SERP Participant who continues to receive a benefit accrual under Section 4.8 of the Pension Plan shall receive Company contribution credits to his or her Benefit Account at a rate equal to the annual benefit accrual rate described in section 3.2(g) of the Pension Plan, but only on the amount of Compensation (as defined in this Plan) which exceeds the level taken into account under the Pension Plan. The Company contribution credit hereunder shall not include any equivalent amount for interest credits which may be provided under section 3.3 of the Pension Plan.

(c)
Other SERP Participant Benefits. A SERP Participant, whether or not entitled to a Company contribution credit under (a) or (b) above, shall receive Company contribution credits under this Plan on an annual basis at a rate equal to the rate of the employer non-elective contribution made to the Zions Bancorporation Payshelter 401(k) and Employee Stock Ownership Plan (“Payshelter ESOP”) under section 5.07 thereof, but only on the amount of Compensation (as defined in this Plan) which exceeds the level taken into account under the Payshelter ESOP.

4.4    Company Contribution Credits for Executive Management Committee Members. An Eligible Employee who does not receive Company contribution credits under Section 4.3 but who is an executive management committee member shall receive Company contribution credits under this Plan on an annual basis at a rate equal to the rate of the employer non-elective contribution made to the Payshelter ESOP under section 5.07 thereof, but only on the amount of Compensation which exceeds the level taken into account under the Payshelter ESOP.

4.5    Company Contribution Credits for All Other Participants. A Participant who does not receive Company contribution credits under either Sections 4.3 or 4.4 but who participates in the Payshelter ESOP, shall receive Company contribution credits under this Plan on an annual basis at a rate equal to the rate of the employer non-elective contribution made to the Payshelter ESOP under section 5.07 thereof, but only on the amount of the Participant’s Compensation which exceeds the level taken into account under the Payshelter ESOP but does not exceed the dollar limit under Code §401(a)(17) which is applicable for the plan year.

ARTICLE V
PARTICIPANT BENEFIT ACCOUNT BALANCES

5.1    Establishment of Benefit Accounts. The Committee may select an independent record keeper (who may be an affiliate of the Company) to establish and maintain a Benefit Account under this Plan on behalf of each Participant. Contribution credits and credit for net income (or losses) will be allocated to each Benefit Account in accordance with the provision of this Article.

5.2    Bookkeeping. Benefit Accounts will be maintained primarily for accounting purposes and will not restrict the operation of the Plan or require separate earmarked assets to be allocated to any account. The establishment of a Benefit Account will not give any Participant the right to receive any asset held by the Company in connection with the Plan or otherwise.

5.3    Crediting Benefit Accounts. The Committee will credit to a Participant’s Benefit Account the amount determined by the Company under the terms of this Plan at the time designated by the Company. To the extent the amount to be credited is based on a calculation of the Company’s contribution to the Pension Plan or Payshelter ESOP, the amount shall be credited at the time the Company makes its contribution to the Pension Plan or Payshelter ESOP, as applicable.

5.4    Establishment of Investment Options. The Committee, in its sole discretion, will establish one or more Investment Options which will be maintained for the purpose of determining the investment return to be credited to a Participant’s Benefit Account. The Committee may change from time to time the number, identity or composition of the Investment Options or discontinue the availability of any Investment Option. The Investment Options will reflect investment choices which are available in the marketplace for self directed accounts in retirement plans and may be (but need not be) the same investment choices available through any qualified retirement plan sponsored by the Company.

Pursuant to rules adopted by the Committee each Participant will indicate the Investment Options to which contribution credits under Article IV and any existing Benefit Account balances shall be deemed allocated. Investment Option elections of Participants must be made in whole percentage increments and at such times and in such manner as the Committee will specify. A Participant may change his or her Investment Options at any time and in such manner as the Committee shall specify. Each Participant shall be provided from time to time with the earnings “results” of the selected Investment Options. The Company’s liability to the Participant for amounts in his or her Benefit Account will include gains and losses attributed to the Investment Options selected by the Participant.

5.5    Crediting Investment Results. A Participant’s Benefit Account balance will be increased or decreased to reflect investment results, as they occur. While the credited investment return to the Participant’s Benefit Account is intended to reflect the actual performance of the Investment Options, net of any investment or management fees, in which the Participant is deemed invested, nevertheless, no provision of this Plan shall be interpreted to require the Company to actually invest any amounts in any particular Investment Option or any other fund, whether or not the fund is one of the Investment Options available for selection by Participants in the Plan.

5.6    Notification to Participants. The Committee shall notify each Participant with respect to the status of the Participant’s Benefit Account as soon as practicable after the end of each Plan Year. Neither the Company nor the Committee to any extent warrants, guarantees or represents that the value of any Participant’s Benefit Account at any time will equal or exceed the amount previously allocated or contributed thereto.

ARTICLE VI
DISTRIBUTION OF ACCOUNTS

6.1    Distribution Upon Separation from Service or Attainment of Retirement Age. A Participant who attains a Separation from Service, whether before or after attaining Retirement Age, shall receive his vested Benefit Account at the time and in the manner elected by the Participant pursuant to his/her election(s) provided to the Committee. An election regarding the time and manner of payment of the Participant’s Benefit Account balance (including all future years’ contribution credits) shall be made at the time the Participant first commences participation in the Plan and in accordance with rules established by the Committee. The distribution election may be amended any time thereafter in the discretion of the Participant and in accordance with rules established by the Committee. However, any change in a Participant’s distribution election, unless specifically provided in the amended election shall be prospective only and take effect with respect to amounts credited to such Participant’s account for plan years beginning after the year in which the amended distribution election was executed. To the extent the Participant specifically elects to have an amended distribution election modify the timing and/or manner of the of payment of sums credited to such Participants account prior to and through the year in which the amended distribution election is executed, such amended distribution election shall be applied only as allowed under 409A including but not limited to the requirements that a change in time and/or manner must be executed at least twelve months prior to the date the payment would have been made; there shall be no acceleration of any payment in contravention of 409A; and any postponement of a distribution shall be for a minimum of five years from the date the distribution was to have been made. However, until December 31, 2007 or such other time as allowed by the Internal Revenue Service, a Participant may amend an existing Deferred Compensation Agreement or complete a new Deferred Compensation Agreement modifying the time and/or form of payment of all or a portion of such Participant’s Deferral Account without regard to the requirement in Section 409A(a)(4) that postponement in starting date for a distribution be for a minimum of five years from the previously selected payment start date. Any such amendment or new election must be made on or before December 31, 2007(or such other date as allowed by the Internal Revenue Service) and must not take effect earlier than 12 months from the date of such amendment.

(a)
Time of Payment. A Participant’s vested Deferral Account balance shall be paid (or commence to be paid) as soon as administratively feasible but not later than the later of December 31 of the year in which such Participant right to payment occurred or the 15th day of the third month following such date.

(b)
Manner of Payment. A Participant’s vested Deferral Account will be paid in accordance with the election the Participant made in the Deferred Compensation Agreement. The Deferred Compensation Agreement shall provide the Participant a right to elect a lump sum cash payment, or a series of substantially equal separate monthly payments over a period of five (5), ten (10), fifteen (15) or twenty (20) years. If no election has been made by the Participant, the Deferral Account will be paid in a series of substantially equal monthly payments over a period of five years. The final monthly installment payment shall be the remaining balance in the Participant’s Deferral Account on the date the payment is made.

(c)
Value of Benefit Account Balance. The value of a Participant’s Benefit Account to be distributed shall be determined as of the date a payment is made, and shall be charged with distributions and adjusted for gains and losses, through such date.

6.2    Distribution of Small Accounts Upon Separation of Employment. A Participant who separates from employment with the Company for any reason and who, at the time of separation has a balance in his or her Benefit Account which is less than Ten Thousand Dollars ($10,000.00) shall receive the amounts credited to his vested Benefit Account in a lump sum cash payment only, commencing at the time specified in Section 6.1(a). For purposes of this Section 6.2, the value of a Participant’s Benefit Account to be distributed shall be determined as of the date the payment is made, and shall be credited with earnings through that date.

6.3    Distribution Upon Death. In the event a Participant dies prior to receiving all of his or her vested Benefit Account, the Participant’s Beneficiary shall receive the unpaid portion of the Participant’s Benefit Account in the form of lump sum cash payment at the time specified in Section 6.1(a) after written proof of the Participant’s death. For purposes of this Section 6.3, the value of a Participant’s Benefit Account to be distributed shall be determined as of the date the payment is made, and shall be credited with earnings through such date and, in the case of a Participant who dies while employed with the Company, any contribution credits that would have been allocated to the Benefit Account if the Participant had continued employment with the Company through such date.

6.4    Distribution in the Event of Hardship. Prior to a distribution under Sections 6.1 or 6.3, payment of all or a portion of a Participant’s vested Deferral Account may be made in the event of Hardship. The amount of any Hardship distribution will not exceed the amounts allowable under IRS Guidelines. A Hardship distribution shall be made in a single sum cash payment as soon as practicable after the Committee approves the Hardship withdrawal request.

6.5    Cash Payments Only. All distributions under the Plan will be made in cash by check, unless in the sole discretion of the Company it determines to make a distribution in kind (or partly in kind and partly in cash) from the account, if any, which the Company has established to provide a source of payment for the benefits due a Participant. In the event of a distribution of property, the property will be valued at fair market value as of the date of distribution.

6.6    Disability. In the event of a Participant’s Disability, the Participant will be considered to have separated from employment as of the first day the Participant first meets the definition of Disability.

6.7    Specified Employee. Notwithstanding any other provision of this Article VI, any distribution to a specified employee (as defined in 409A) may not be made before the date which is 6 months after the date of Separation from Service (or, if earlier, the date of death of the Specified Employee) .

6.8    409A Grandfather Amounts. Grandfather amounts shall be governed by the plan language which was effective prior to January 1, 2005.

ARTICLE VII
PLAN ADMINISTRATION

7.1    Plan Administrator. This Plan shall be administered by the Committee, which will be the Plan Administrator. The Committee members shall be appointed by and serve at the pleasure of the Board.

7.2    Amendment or Termination. To the extent permitted under this Plan or authorized by the Board of Directors of Zions Bancorporation, the Committee may amend any provision of this Plan at any time and for any reason. Only the Board of Directors of Zions Bancorporation may terminate the Plan in its entirety. No amendment or termination of the Plan will reduce any Participant’s Benefit Account balance as of the effective date of such amendment or termination. Upon termination of the Plan in its entirety, each Participant’s Benefit Account shall be distributed to the Participant at the times and in accordance with the distribution rules set forth in Article VI. Notwithstanding the foregoing, no amendment shall be made to the Plan with respect to any amount deferred and vested prior to January 1, 2005 unless such amendment explicitly provides that it is applicable to such amount; and except as the Committee otherwise determines in writing, no distribution shall be made upon termination of the Plan if such distribution shall be subject to the excise tax applicable under section 409A of the Code.

7.3    Administration of the Plan. The Committee shall have the sole authority to control and manage the operation and administration of the Plan and have all powers, authority and discretion necessary or appropriate to carry out the Plan provisions, and to interpret and apply the terms of the Plan to particular cases or circumstances. All decisions, determinations and interpretations of the Committee will be binding on all interested parties, subject to the claims and appeal procedure necessary to satisfy the minimum standard of ERISA Section 503, and will be given the maximum deference allowed by law. The Committee may delegate in writing its responsibilities as it sees fit.

Committee members who are Participants will abstain from voting on any Plan matters that relate primarily to themselves or that would cause them to be in constructive receipt of amounts credited to their respective Benefit Accounts. The Board will identify three or more individuals to serve as a temporary replacement of the Committee members in the event that all three members must abstain from voting.

7.4    Indemnification. The Company will and hereby does indemnify and hold harmless any of its employees, officers, directors or members of the Committee who have fiduciary or administrative responsibilities with respect to the Plan from and against any and all losses, claims, damages, expenses and liabilities (including reasonable attorneys’ fees and amounts paid, with the approval of the Board, in settlement of any claim) arising out of or resulting from the implementation of a duty, act or decision with respect to the Plan, so long as such duty, act or decision does not involve gross negligence or willful misconduct on the part of any such individual.

7.5    Claims Procedure. A Participant or his Beneficiary (the “Claimant”) may file a written claim for benefits under the Plan with the Committee. Within sixty (60) days of the filing of the claim, the Committee shall notify the Claimant of the Committee’s decision whether to approve the claim. Such notice shall include specific reasons for any denial of the claim. Within sixty (60) days of the date the Claimant was notified of the denial of a claim, the Claimant may appeal the Committee’s decision by making a written submission containing any pertinent information. Any decision not appealed within such sixty (60)-day period shall be final, binding and conclusive. The Committee shall review information submitted with an appeal and render a decision within sixty (60) days of the submission of the appeal. If it is not feasible for the Committee to render a decision on an appeal within the prescribed sixty (60)-day period, the period may be extended to a one hundred twenty (120)-day period.

7.6    Limitations of Actions on Claims. The delivery to the Participant of the final decision of the Committee with respect to a claim for benefits which has been reviewed and considered under the appeal procedures of Section 7.5 shall commence the period during which the Participant may bring legal action for judicial review of the Committee’s decision. No civil action with respect to the claim for benefits or the subject matter thereof may be commenced by the Participant, whether such action is pursued through litigation, arbitration or otherwise, prior to the completion of the claims and claims review process set forth in Section 7.5, nor following the expiration of two (2)

years from the date of delivery of the final decision of the Committee to the Participant under Section 7.5.

ARTICLE VIII
MISCELLANEOUS

8.1    Trust for Benefit Accounts. The Committee shall determine the amounts it deems necessary or appropriate to satisfy the Company’s obligation to pay the Benefit Accounts at the appropriate time to Participants and Beneficiaries. Such amounts shall be held in a trust established by the Company for this purpose with by a trustee selected by the Committee. The trust shall be an asset of the Company and shall be earmarked to pay benefits under the terms of the Plan.

The trust shall provide that its assets may not be diverted to, or used for, any purpose except payments to Participants and Beneficiaries under the terms of the Plan or, if the Company is Insolvent, to pay the Company’s creditors. Participants and Beneficiaries will have no right against the Company or the trust with respect to the payment of any portion of the Participant’s Benefit Account, except as a general unsecured creditor of the Company.

8.2    Non-alienation. No benefit or interest of any Participant or Beneficiary under this Plan will be subject to any manner of assignment, alienation, anticipation, sale transfer, pledge or encumbrance, whether voluntary or involuntary. Notwithstanding the foregoing, the Committee will honor community property or other marital property rights, but only to the extent required by law or as specifically provided in this Plan. Prior to distribution to a Participant or Beneficiary, no Benefit Account balance will be in any manner subject to the debts, contracts, liabilities, engagements or torts of the Participant or Beneficiary. Assets held in trust to fund this Plan may, however, be diverted to pay the Company’s creditors, if the Company is Insolvent.

8.3    Domestic Relations Order. In the event the Committee receives a Domestic Relations Order from a potential Alternate Payee, the Committee shall promptly notify the Participant, or Beneficiary whose benefit is the subject of such order and provide him/her with information concerning the Plan’s procedures for administering QDROs. Unless and until the order is set aside, the following provisions shall apply:

(a)
Committee Determination.    The Committee shall within a reasonable time determine whether the order is a QDRO and shall notify the Participant or Beneficiary whose benefit is the subject of the order, of its determination. The Committee may designate a representative to carry out its duties under this provision.

(b)
Compliance with Section 409A.    Nothing in this Section 8.3(b) shall be would violate Section 409A of the Code and any regulations promulgated hereunder and no payment shall occur prior to the date that the Participant whose benefits are subject to the QDRO would have been entitled to receive payment in accordance with any Deferred Compensation Agreement in existence as of the date of the QDRO. In the event that the QDRO applies to deferrals which occur after the date of the QDRO, the Alternate Payee shall be entitled to a distribution on such future deferrals on the date that the Participant would have been entitled to receive payment

8.4    QDRO definitions.    For purposes of Section 8.3 the following definitions and rules shall apply:

(a)
“Alternate Payee” shall mean any spouse, former spouse, child or other dependent of a Participant who is recognized by a QDRO as having a right to receive all, or a portion of, the benefits payable under this Plan with respect to the Participant.

(b)	“Domestic Relations Order” shall mean any judgment, decree, or order (including approval of a property settlement agreement) which:

(i) relates to the provision of child support, alimony payments, or marital property rights to a spouse, child, or other dependent of a Participant; and

(ii) is made pursuant to a state domestic relations law (including a community property law).

(c)	“Qualified Domestic Relations Order” shall mean any Domestic Relations Order which satisfies the criteria set forth as a QDRO under policies established by the Committee.

8.5    Limitation of Rights. Nothing in this Plan will be construed to give a Participant the right to continue in the employ of the Company at any particular position or to interfere with the right of the Company to discharge, lay off or discipline a Participant at any time and for any reason, or to give the Company the right to require any Participant to remain in its employ or to interfere with the Participant’s right to terminate his or her employment.

8.6    Section 409A.        This Plan is intended to meet the requirements of Section 409A of the Code, and shall be administered in a manner that is intended to meet those requirements and shall be construed and interpreted in accordance with such intent. To the extent that a distribution, payment, or the settlement or deferral thereof, is subject to Section 409A of the Code, except as the Committee otherwise determines in writing, the award shall be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A of the Code, including regulations or other guidance issued with respect thereto, such that the grant, payment, settlement or deferral shall not be subject to the excise tax applicable under Section 409A of the Code. Any provision of this Agreement that would cause the award or the payment, settlement or deferral thereof to fail to satisfy Section 409A of the Code shall be amended to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code.

8.7    Governing Law. To the extent that state law applies, the provisions of this Plan will be construed, enforced and administered in accordance with the laws of the state of Utah, except to the extent pre-empted by ERISA.

8.8    409A Grandfather Amounts. Sections 8.3. and 8.4 shall apply to 409A Grandfather Amounts.